Exhibit (a)(5)(C)

Tribune Company 435 North Michigan Avenue Chicago, IL 60611	[TRIBUNE LOGO]	Corporate Relations Department 312/222-3238 FAX: 312/222-1573

PRESS RELEASE

TRIBUNE COMPANY STATEMENT

CHICAGO, June 8, 2006—Tribune Company (NYSE:TRB) today issued the following statement regarding the company's recently announced share repurchase program, on-going business strategy and plans for growth:

"Tribune's recently announced tender offer was approved by a clear majority of its board of directors as being in the best interests of all shareholders. As disclosed in our filing with the SEC, the board made this decision after considering a broad range of alternatives and the company is proceeding expeditiously with the tender offer, which will conclude on June 26.

"This tender offer allows the company to return value to shareholders who may be seeking some liquidity, and supports our long-term strategy to grow revenue at our newspapers and television stations, expand our interactive businesses and divest non-core assets.

"As has been our long-standing policy, we will continue to decline comment on private board discussions."

TRIBUNE (NYSE:TRB) is one of the country's top media companies, operating businesses in publishing and broadcasting. It reaches more than 80 percent of U.S. households and is the only media organization with newspapers, television stations and websites in the nation's top three markets. In publishing, Tribune operates 11 leading daily newspapers including the Los Angeles Times, Chicago Tribune and Newsday, plus a wide range of targeted publications. The company's broadcasting group operates 26 television stations, Superstation WGN on national cable, Chicago's WGN-AM and the Chicago Cubs baseball team. Popular news and information websites complement Tribune's print and broadcast properties and extend the company's nationwide audience.

MEDIA CONTACTS: Gary Weitman VP/Corporate Communications Tribune Company 312/222-3394 (Office) 312/222-1573 (Fax) gweitman@tribune.com	INVESTOR CONTACT: Ruthellyn Musil SVP/Corporate Relations Tribune Company 312/222-3787 (Office) 312/222-1573 (Fax) rmusil@tribune.com